Exhibit 10.18

VEONEER, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective June 29, 2018

I.	Retainers. The following shall remain in effect until changed by the Board:

Annual Base Retainer* in USD
All Non-Employee Directors other than Chairman	$240,000
Non-executive Chairman	$390,000
Lead Director Annual Supplemental Retainer*	$40,000
Committee Chair Annual Supplemental Retainers*
Audit Committee	$30,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$20,000

*Subject to proration as described below.

II.	Payment Schedule

Annual Base Retainer

1)	Payment in Cash. Fifty percent (50%) of the applicable Annual Base Retainer will be paid (a) in cash, (b) in advance, (c) on a quarterly basis and (d) prorated as described below.

“Quarterly Service Period”	Payment Date
May 1 to July 31	3 business days after the date of Annual General Meeting of Stockholders (“AGM”)
August 1 to October 31	August 1*
November 1 to January 31	November 1*
February 1 to April 30	February 1*

•

If a non-employee director is newly appointed or elected to the Board at the AGM, then his or her first quarterly cash payment will be prorated to reflect two full calendar months of service (e.g. if the AGM is in May, then the first quarterly cash payment will be with respect to service during June and July of such Quarterly Service Period).

•

If a non-employee director is newly appointed or elected to the Board at any time other than at an AGM, then his or her first quarterly cash payment will be prorated to reflect the number of full calendar months of service between the effective date of the non-employee director’s appointment or election through the last day of the respective Quarterly Service Period (e.g. if a non-employee director is appointed to the Board on December 15, then his or her first quarterly cash payment will be with respect to service during January of such Quarterly Service Period), and will be paid on the third business day following the date of his or her appointment or election.

•

If a non-employee director is not re-elected at the AGM, or a newly-nominated individual is not elected as a non-employee director at the AGM, then he or she will not receive any cash payment for services during the month of such AGM.

*If the payment date is not a business day, then the applicable payment shall be made on the first business day immediately following the payment date.

2)

Payment in Stock. Subject to share availability under the Veoneer, Inc. Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), fifty percent (50%) of the applicable Annual Base Retainer will be paid in the form of restricted stock units (the “Annual RSU Award”) granted on the date that the AGM is held (or, if the person becomes a non-employee director at any time other than at an AGM, the first business day following the effective date on which the person becomes a non-employee director) (in either case, a “RSU Grant Date”). The Annual RSU Awards will be granted under, and subject to the terms and conditions of, the Plan, and will vest on the earlier of (i) date of the next AGM, or (ii) the one-year anniversary of the RSU Grant Date (the “RSU Vesting Date”), subject to the non-employee director’s continued service on the Board on the RSU Vesting Date. If a non-employee director’s service on the Board terminates for any reason prior to the RSU Vesting Date, then he or she will forfeit the Annual RSU Award. The number of RSUs granted pursuant to the Annual RSU Award will be determined by (A) dividing the amount that is fifty percent (50%) of the applicable Annual Base Retainer by the closing price of a share of Common Stock on the RSU Grant Date and (B) rounding to the nearest whole number. If a non-employee director is newly appointed or elected to the Board at any time other than at an AGM, then the dollar value of his or her Annual RSU Award will be prorated based on the number of full calendar months between the effective date of the non-employee director’s appointment or election through the month in which the next AGM will be held.

Lead Director and Committee Chair Retainers

Lead Director and Committee Chair annual supplemental retainers will be paid in cash quarterly in advance, as set forth in the table above, and subject to proration as described under the “Annual Base Retainer” section above. In the event a non-employee director is serving as Committee Chair during a Quarterly Service period and leaves such appointment to be appointed as a Committee Chair with a higher retainer or as Lead Director during the same Quarterly Service Period, the quarterly retainer for such director will be re-calculated pro-rated for days of service in each role during the quarter and the difference is paid on the third business day following his or her appointment.

Stock Ownership Policy.  Non-employee directors are required to hold shares of Common Stock granted pursuant to the Annual Stock Grants until he or she has met the ownership requirements set forth in the Veoneer, Inc. Stock Ownership Policy for Non-Employee Directors.